Exhibit 21.1

List of Principal Subsidiaries of the Registrant

Principal Subsidiaries	Place of Incorporation
Pony.ai, Inc.	Delaware, United States

HongKong Pony AI Limited	Hong Kong

Beijing (HX) Pony AI Technology Co., Ltd.	PRC

Beijing (YX) Pony AI Technology Co., Ltd.	PRC

Guangzhou (HX) Pony AI Technology Co., Ltd.	PRC

Shanghai (ZX) Pony AI Technology Development Co., Ltd.	PRC

Beijing (ZX) Pony AI Technology Co., Ltd.	PRC

Guangzhou (ZX) Pony AI Technology Co., Ltd.	PRC

Shanghai (YX) Pony AI Technology Co., Ltd.	PRC

Qingdao Cyantron Logistics Technology Co., Ltd.	PRC